T. ROWE PRICE LIMITED DURATION INFLATION FOCUSED BOND FUND, INC.

ARTICLES SUPPLEMENTARY
INCREASING AND CLASSIFYING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

 T. ROWE PRICE LIMITED DURATION INFLATION FOCUSED BOND FUND, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: The Board of Directors of the Corporation has:

 (a) Duly increased the total number of shares of capital stock that the Corporation has authority to issue from 3,000,000,000 shares of Common Stock of the par value $0.0001 per share to 6,000,000,000 shares of Common Stock, par value $0.0001 per share.

 (b) Duly divided and classified all of the authorized 6,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and class on the dates indicated in the parentheses following the name of the respective series and class: T. Rowe Price Limited Duration Inflation Focused Bond Fund (June 29, 2006) and T. Rowe Price Limited Duration Inflation Focused Bond Fund—I Class (September 29, 2015). Each such series and/or class shall consist, until further changed, of the lesser of (x) 6,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding in all of such series and/or class. All shares of each series and/or class have the powers, preferences, other special rights, qualifications, restrictions and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series and/or class.

THIRD:  As of immediately before the increase and reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 3,000,000,000 shares of Common Stock, par value $0.0001 per share, having an aggregate par value of $300,000.

FOURTH: As increased and reclassified, the total number of shares of capital stock which the Corporation has authority to issue is 6,000,000,000 shares of Common Stock, par value of $0.0001 per share, having an aggregate par value of $600,000.

FIFTH:  Each newly authorized share of the Common Stock, par value $0.0001 per share, shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable generally to shares of the Common Stock, par value $0.0001 per share, as set forth in the Charter, as amended and supplemented to date.

SIXTH:  The total number of shares of capital stock that the Corporation has authority to issue has been increased pursuant to authority expressly vested in the Board of Directors by Section 2-105(c) of the Maryland General Corporation Law and in accordance with Article Sixth of the Charter of the Corporation.

SEVENTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

 IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on this 20th day of November, 2017.

WITNESS:	T. ROWE PRICE LIMITED DURATION INFLATION FOCUSED BOND FUND, INC.
/s/Darrell N. Braman ________________________________ Darrell N. Braman, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price Limited Duration Inflation Focused Bond Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

______________________________

David Oestreicher, Vice President

CAPS\Agreements\Articles Supplementary\STIArticle Supp Increasing Shares